Exhibit A


                             Joint Filing Agreement

AGREEMENT dated as of July 21, 2003, by and among Polystick U.S. Corp., RT Sagi Holding Ltd. and Sagi Matza (collectively, the "Parties").

Each of the Parties hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial interest in shares of common stock, par value $.001 per share, and Series B Convertible Preferred Stock, par value $.001 per share, of GSV, Inc. ("Schedule 13D") and it will file the Schedule 13D on behalf of itself.

Each of the Parties agrees to be responsible for the timely filing of the
Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

                                        POLYSTICK U.S. CORP.


                                        By: /s/ Sagi Matza
                                            --------------
                                            Name:  Sagi Matza
                                            Title: President


                                        RT SAGI HOLDING LTD.


                                        By: /s/ Sagi Matza
                                            --------------
                                            Name:  Sagi Matza
                                            Title: President


                                        /s/ Sagi Matza
                                        --------------
                                        Sagi Matza, on his own behalf


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